FOR IMMEDIATE RELEASE
October 17, 2007

                            Northfield Bancorp, Inc.
            Announces Anticipated Closing of Minority Stock Offering

Staten Island, New York, October 17, 2007 - Northfield Bancorp, Inc., the proposed holding company for Northfield Bank, announced today that it expects to close its minority stock offering in early November 2007, subject to the receipt of final regulatory approval from the Office of Thrift Supervision.

The offering was well received by Northfield Bank's depositors, and was oversubscribed by eligible account holders of Northfield Bank, i.e., depositors having eligible accounts as of March 31, 2006. In order to close the stock offering, shares must be allocated to depositors in accordance with the procedures set forth in Northfield Bancorp, Inc.'s stock issuance plan and described in the Prospectus dated August 13, 2007.

Northfield Bancorp, Inc. will issue a press release in advance of the closing that will announce the proposed closing and trading dates, and will provide information for subscribers who wish to obtain information with respect to their allocations. Allocation information is not available from the Stock Information Center at this time.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.

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